June 29, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
                We are aware that our report dated March 30, 2006 on our review of interim financial information of the The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) as of and for the three month period ended February 24, 2006, and for the three month period ended February 25, 2005, and included in the Company’s quarterly report on Form 10-Q for the quarter ended February 24, 2006, is incorporated by reference in the Company’s Registration Statement dated June 29, 2006.
Very truly yours,
/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP